EXHIBIT 4.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT
This Amendment No. 3 to Credit Agreement, dated as of February 9, 2016, (this “Amendment”), is entered into by HELIX ENERGY SOLUTIONS GROUP, INC., a Minnesota corporation (the “Borrower”), the Guarantors (as defined in the Credit Agreement referenced below) party hereto, the Lenders (as defined below) party hereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.
INTRODUCTION
Reference is made to the Credit Agreement dated as of June 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and the Administrative Agent.
The Borrower has requested, and the undersigned Lenders (which Lenders constitute the Required Lenders) and the Administrative Agent have agreed, on the terms and conditions set forth herein, to make certain amendments to the Credit Agreement.
THEREFORE, in connection with the foregoing and for other good and valuable consideration, the Borrower, the undersigned Lenders, and the Administrative Agent hereby agree as follows:
Section 1.Definitions; References. Unless otherwise defined in this Amendment, each term used in this Amendment that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.
Section 2.Amendment of Credit Agreement.
(a)The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by replacing it with the following:
“Applicable Rate” means (a) in respect of the Term Facility and the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth below:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	Less than 1.00x	2.00%	1.00%
2	Greater than or equal to 1.00x but less than 1.75x	2.25%	1.25%

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
3	Greater than or equal to 1.75x but less than 2.50x	2.50%	1.50%
4	Greater than or equal to 2.50x but less than 3.25x	2.75%	1.75%
5	Greater than or equal to 3.25x but less than 3.75x	3.00%	2.00%
6	Greater than or equal to 3.75x but less than 4.25x	3.50%	2.50%
7	Greater than or equal to 4.25x but less than 4.75x	4.00%	3.00%
8	Greater than or equal to 4.75x	4.50%	3.50%

Initially, Pricing Level 4 shall apply until the delivery of the Compliance Certificate for the Borrower’s fiscal quarter ended March 31, 2016. Thereafter, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Term Lenders and Required Revolving Lenders, Pricing Level 8 shall apply in respect of the Term Facility and Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
(b)The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended by replacing it with the following:
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, and any applicable Default, together with a reasonably-detailed description of the basis or bases therefor, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuers, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent and any applicable Default, together with a reasonably-detailed description of the basis or bases therefor, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

(c)The definition of “Fee Letters” in Section 1.01 of the Credit Agreement is hereby amended by replacing it with the following:
“Fee Letters” means (a) the letter agreement, dated May 17, 2013, among the Borrower, the Administrative Agent and the Arrangers, (b) the letter agreement, dated May 17, 2013, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce Fenner & Smith Incorporated and (c) the letter agreement, dated January 27, 2016, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce Fenner & Smith Incorporated.
(d)The definition of “Revolving Credit Facility” in Section 1.01 of the Credit Agreement is hereby amended by replacing it with the following:
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. As of the Third Amendment Effective Date, the amount of the Revolving Credit Facility is $400,000,000.
(e)Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Third Amendment Effective Date” means February 9, 2016.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(f)Section 2.17 of the Credit Agreement is hereby amended by replacing clause (iv) thereof in its entirety with the following:
(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans, if any, shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (other than delivery of a Request for Credit Extension) (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(g)Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.25 in the appropriate numerical order:
5.25    EEA Financial Institutions. Neither the Borrower nor any Guarantor is an EEA Financial Institution.
(h)Section 7.02 of the Credit Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:

Notwithstanding anything in this Section 7.02 or elsewhere in this Agreement to the contrary, no Investment shall be permitted in any joint venture or in any Foreign Subsidiary, unless, (i) such Investment does not include any Collateral (other than cash or Cash Equivalents), (ii) no Default under Section 8.01(a) or 8.01(f) or Event of Default exists or would immediately result therefrom, and (iii) immediately after giving effect to any such Investment, the sum of the Availability plus unrestricted cash and Cash Equivalents of the Loan Parties (including, for purposes of such calculation, amounts maintained by the Loan Parties pursuant to Section 7.11(c)) is equal to or greater than $350,000,000.
(i)Section 7.05 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (p) thereof, inserting the word “and” at the end of clause (q) thereof and inserting the following new clause (r) in the appropriate alphabetical order:
(r)    the Disposition of the Borrower’s Equity Interests in Deepwater Gateway L.L.C.;
(j)Section 7.05 of the Credit Agreement is hereby further amended by deleting the word “and” after the reference to clause (o) in the proviso and replacing it with a “,” and inserting the phrase “and (r)” after the reference to clause (p).
(k)Section 7.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)
Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
December 31, 2015	3.00 to 1.00
March 31, 2016 through and including September 30, 2016	2.50 to 1.00
December 31, 2016 through and including March 31, 2017	2.75 to 1.00
June 30, 2017 and each fiscal quarter thereafter	3.00 to 1.00

(l)Section 7.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)
Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
December 31, 2015	4.50 to 1.00
March 31, 2016	5.50 to 1.00
June 30, 2016	5.25 to 1.00
September 30, 2016 through and including December 31, 2016	5.00 to 1.00
March 31, 2017	4.75 to 1.00
June 30, 2017	4.25 to 1.00
September 30, 2017	3.75 to 1.00
December 31, 2017 and each fiscal quarter thereafter	3.50 to 1.00

(m)Section 7.11 of the Credit Agreement is hereby further amended by inserting the following new clause (c) in the appropriate alphabetical order:

(c)
Minimum Cash Requirement. Commencing with the Third Amendment Effective Date, permit the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at any time to be less than the applicable amount set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered as of such date of determination; provided, that not less than 50% of such unrestricted cash and Cash Equivalents shall be cash and Cash Equivalents of the Loan Parties held in deposit and/or securities accounts subject to control agreements in favor of the Administrative Agent; provided, further that any such cash or Cash Equivalents of any Restricted Subsidiary that is not a Loan Party shall be held in deposit and/or securities accounts with a Lender:

Consolidated Leverage Ratio	Minimum Cash
Greater than or equal to 4.50x	$150,000,000.00
Greater than or equal to 4.00x but less than 4.50x	$100,000,000.00
Greater than or equal to 3.50x but less than 4.00x	$50,000,000.00
Less than 3.50x	$0.00

(n)Section 7.15 of the Credit Agreement is hereby amended by replacing clause (vii)(C) with the following:
(C) immediately after giving effect to such repurchase or redemption, the sum of the Availability plus unrestricted cash and Cash Equivalents of the Loan Parties (including, for purposes of such calculation, amounts maintained by the Loan Parties pursuant to Section 7.11(c)) shall not be less than $400,000,000,

(o)Section 9.06 of the Credit Agreement is hereby amended by replacing clause (c) with the following:
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(p)The Credit Agreement is hereby further amended by renumbering Section 10.21 as Section 10.22, and inserting the following new Section 10.21 in the appropriate numerical order:
10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender, L/C Issuer or Swing Line Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender, L/C Issuer or Swing Line Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(q)The Credit Agreement is hereby further amended by replacing Schedule 2.01 with the Schedule 2.01 attached hereto.
Section 3.Reduction of Commitments. This Amendment shall constitute written notice by the Borrower of a partial reduction of the unused portion of the Revolving Credit Facility pursuant to Section 2.06(a) of the Credit Agreement, and the Administrative Agent and Required Lenders hereby waive the requirement in clause (i) of the proviso of Section 2.06(a) that such notice must be delivered not later than three Business Days prior to the date of such reduction. On the Third Amendment Effective Date, after giving effect to such reduction in the amount of $200,000,000, (a) the Revolving Credit Facility and the Letter of Credit Sublimit shall each be $400,000,000, (b) the Revolving Credit Commitments shall be as set forth on the revised Schedule 2.01 attached hereto, and (c) each Lender’s Revolving Credit Commitment shall be automatically decreased to the amount set forth adjacent to such Lender’s name on such replacement Schedule 2.01.

Section 4.Representations and Warranties. The Borrower represents and warrants that (a) the execution, delivery, and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not violate the terms of any of such Person’s Organization Documents; (b) this Amendment, and the Credit Agreement as amended hereby, constitute legal, valid, and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with their terms, subject to Debtor Relief Laws and similar Laws affecting creditors’ rights generally or providing relief for debtors and subject to principles of equity; (c) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document are true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; (d) no Default or Event of Default exists under the Loan Documents; and (e) the Liens under the Collateral Documents are valid and subsisting and secure the Obligations.
Section 5.Effect on Credit Documents. Except as amended herein, the Credit Agreement and all other Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of any of the Administrative Agent’s or any Lender’s rights under the Loan Documents as amended, including the waiver of any default or event of default, however denominated. The Borrower acknowledges and agrees that this Amendment shall in no manner impair or affect the validity or enforceability of the Credit Agreement. This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment may be a default or event of default under the other Loan Documents.
Section 6.Effectiveness. This Amendment shall become effective, and the Credit Agreement shall be amended as provided for herein as of the date first set forth above, upon the satisfaction of the following conditions:
(a)the Administrative Agent (or its counsel) shall have received counterparts hereof duly executed and delivered by a duly authorized officer of the Borrower, each Guarantor, and by the Lenders whose consent is required to effect the amendments contemplated hereby; and
(b)the Administrative Agent shall have received, or shall concurrently receive for the account of each Lender executing this Amendment by 12 p.m. (Central) on February 9, 2016, an amendment fee equal to (i) the amounts set forth in a separate letter agreement entered into by the Administrative Agent and the Borrower; and (ii) for the account of the applicable Person, payment of all other fees payable in connection with this Amendment.
Section 7.Reaffirmation of Guaranty. By its signature hereto, each Guarantor represents and warrants that such Guarantor has no defense to the enforcement of the Guaranty, and that according to its terms the Guaranty will continue in full force and effect to guaranty the Borrower’s obligations under the Credit Agreement and the other amounts described in the Guaranty following the execution of this Amendment.

Section 8.Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK.
Section 9.Miscellaneous. The miscellaneous provisions set forth in Article X of the Credit Agreement apply to this Amendment. This Amendment may be signed in any number of counterparts, each of which shall be an original, and may be executed and delivered by facsimile or other electronic imaging means (e.g. “pdf” or “tif”).
Section 10.ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[signature page follows]

EXECUTED as of the first date above written.

HELIX ENERGY SOLUTIONS GROUP
INC., a Minnesota corporation

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Executive Vice President and Chief
Financial Officer

CANYON OFFSHORE, INC., a Texas
corporation
CANYON OFFSHORE INTERNATIONAL
CORP., a Texas corporation
HELIX INGLESIDE LLC, a Delaware limited
liability company
HELIX OFFSHORE INTERNATIONAL,
INC., a Texas corporation
HELIX PROPERTY CORP., a Texas
corporation
HELIX SUBSEA CONSTRUCTION, INC, a
Delaware corporation
HELIX WELL OPS INC., a Texas corporation

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Vice President and Treasurer

CANYON OFFSHORE LIMITED, a Scottish
company

By:	/s/ Alisa Berne Johnson
Name:	Alisa Berne Johnson
Title:	Director

KOMMANDOR LLC, a Delaware limited
liability company

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Julie Castano
Name:	Julie Castano
Title:	Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

CADENCE BANK N.A., as a Lender

By:	/s/ Tim Ashe
Name:	Tim Ashe
Title:	Banking Officer

Signature Page to Amendment No. 3 to Credit Agreement

CAPITAL ONE, NATIONAL
ASSOCIATION., as a Lender

By:	/s/ Victor Ponce De Leon
Name:	Victor Ponce De Leon
Title:	Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Bradley Kuhn
Name:	Bradley Kuhn
Title:	AVP

Signature Page to Amendment No. 3 to Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Collis Sanders
Name:	Collis Sanders
Title:	Executive Vice President

Signature Page to Amendment No. 3 to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By:	/s/ Gregory Fantoni
Name:	Gregory Fantoni
Title:	Authorized Signatory

Signature Page to Amendment No. 3 to Credit Agreement

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Lender

By:	/s/ Michael Shannon
Name:	Michael Shannon
Title:	Vice President

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

DNB CAPITAL LLC, as a Lender

By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

By:	/s/ Philippe Wulfers
Name:	Philippe Wulfers
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

FROST BANK, a Texas state bank, as a
Lender

By:	/s/ Wes Northington
Name:	Wes Northington
Title:	Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ Wadie Christopher Habiby
Name:	Wadie Christopher Habiby
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ Tanja van der Woude
Name:	Tanja van der Woude
Title:	Director

By:	/s/ Jens Van Yperzeele
Name:	Jens Van Yperzeele
Title:	Director

Signature Page to Amendment No. 3 to Credit Agreement

NATIXIS NEW YORK BRANCH, as a
Lender

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Managing Director

By:	/s/ Carlos Quinteros
Name:	Carlos Quinteros
Title:	Managing Director

Signature Page to Amendment No. 3 to Credit Agreement

NORDEA BANK AB, LONDON BRANCH,
as a Lender

By:	/s/ Martin Kahm
Name:	Martin Kahm
Title:	Head of Offshore & Oil Services, London

By:	/s/ Sandra Pavic-Walkinson
Name:	Sandra Pavic-Walkinson
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

RAYMOND JAMES BANK, N.A., as a
Lender

By:	/s/ Scott Axelrod
Name:	Scott Axelrod
Title:	Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

RB INTERNATIONAL FINANCE
(USA) LLC, as a Lender

By:	/s/ Peter Armieri
Name:	Peter Armieri
Title:	Vice President

By:	/s/ Steven VanSteenbergen
Name:	Steven VanSteenbergen
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Director

Signature Page to Amendment No. 3 to Credit Agreement

Stifel Bank & Trust, as a Lender

By:	/s/ Christian Jon Bugvis
Name:	Christian Jon Bugvis
Title:	Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Signature Page to Amendment No. 3 to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ J.C. Hernandez
Name:	J.C. Hernandez
Title:	Managing Director

Signature Page to Amendment No. 3 to Credit Agreement

WHITNEY BANK, as a Lender

By:	/s/ David E. Sisler
Name:	David E. Sisler
Title:	Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

ZB, N.A. dba AMEGY BANK, as a Lender

By:	/s/ Rachel Pletcher
Name:	Rachel Pletcher
Title:	Vice President

Signature Page to Amendment No. 3 to Credit Agreement